Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 3 to Form S-1 of our report dated July 16, 2021, relating to the financial statements of Virgin Group Acquisition Corp. III, which is contained in that Prospectus. We also consent to the references to us under the caption "Experts" in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
July 16, 2021